Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

Abaxis Reports Record Revenues for the Third Quarter of Fiscal 2015
Declares Quarterly Cash Dividend

Union City, California – January 29, 2015 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the third fiscal quarter ended December 31, 2014.

Third quarter overview:
•	Revenues of $59.5 million, up 46% over last year’s comparable quarter.
•	Diluted EPS of $0.26, up 86% over last year’s comparable quarter.

Revenues highlights:
•	North America revenues of $49.0 million, up 54% over last year’s comparable quarter.
•	International revenues of $10.5 million, up 16% over last year’s comparable quarter.
•	Medical market revenues of $11.8 million, up 51% over last year’s comparable quarter.
•	Veterinary market revenues of $46.9 million, up 46% over last year’s comparable quarter.
•	Total medical and veterinary instrument revenues of $19.2 million, up 136% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 2,742 units, up 120% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc revenues of $26.9 million, up 20% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 2.1 million units, up 16% over last year’s comparable quarter.
•	Service revenues from Abaxis Veterinary Reference Laboratories (AVRL) of $3.5 million, up 38% over last year’s comparable quarter.

Other financial highlights:
•	Gross profit of $29.2 million, up 51% over last year’s comparable quarter.
•	Income from operations of $9.2 million, up 98% over last year’s comparable quarter.
•	Ratio of operating expenses (research and development, sales and marketing and general and administrative expenses, excluding the $17.3 million gain associated with our legal settlement with Cepheid in the second quarter of fiscal 2013) as percentage of revenues was 34%, a record low for Abaxis.
•	Cash, cash equivalents and investments as of December 31, 2014 of $133.1 million, an increase of $11.9 million from March 31, 2014.
•	Cash dividend of $0.10 per share paid during the third quarter of fiscal 2015.

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly dividend of $0.10 per common share to be paid on March 17, 2015, to all shareholders of record as of the close of business on March 3, 2015.

Quarterly Results

For the fiscal quarter ended December 31, 2014, Abaxis reported revenues of $59.5 million, as compared with revenues of $40.8 million for the comparable period last year, an increase of 46 percent.  Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i-STAT analyzers, increased by $11.1 million, or 136 percent, compared to the same period last year.  Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, increased by $6.1 million, or 22 percent, compared to the same period last year.  Abaxis reported net income of $5.9 million for the fiscal quarter ended December 31, 2014, compared to $3.2 million for the fiscal quarter ended December 31, 2013.  Abaxis’ effective tax rate in the quarter ended December 31, 2014 was 34 percent, unchanged from the same period last year.  Abaxis reported diluted net income per share of $0.26 (calculated based on 22,756,000 shares) for the three-month period ended December 31, 2014, compared to $0.14 per share (calculated based on 22,500,000 shares) for the same period last year.

Nine-Month Results

For the nine-month period ended December 31, 2014, Abaxis reported revenues of $160.9 million, as compared with revenues of $129.8 million for the comparable period last year, an increase of 24 percent.  Revenues from instrument sales increased by $6.6 million, or 22 percent, compared to the same period last year.  Revenues from sales of consumables increased by $19.3 million, or 22 percent, over the same period last year.  The company reported net income of $16.0 million for the nine-month period ended December 31, 2014, compared to $10.4 million for the same period last year.  The company’s effective tax rate in the nine-month period ended December 31, 2014 was 36 percent, compared to 35 percent for the same period last year.  The company reported diluted net income per share of $0.70 (calculated based on 22,717,000 shares) for the nine-month period ended December 31, 2014, compared to $0.46 per share (calculated based on 22,572,000 shares) for the same period last year.

Other Reported Information

Total sales in the medical market for the third quarter of fiscal 2015 were $11.8 million, an increase of 51 percent, compared to the same period last year.  Total sales in the veterinary market for the third quarter of fiscal 2015 were $46.9 million, an increase of 46 percent, compared to the same period last year.  Total medical and veterinary reagent disc sales for the third quarter of fiscal 2015 were $26.9 million, an increase of 20 percent, compared to the same period last year.  Total unit sales of medical and veterinary reagent discs for the third quarter of fiscal 2015 were 2.1 million units, an increase of 16 percent, compared to the same period last year.  Total medical and veterinary instrument sales for the third quarter of fiscal 2015 were $19.2 million, an increase of 136 percent, compared to the same period last year.  Total unit sales of medical and veterinary instruments for the third quarter of fiscal 2015 were 2,742 units, an increase of 120 percent, compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the third quarter of fiscal 2015 was $2.7 million, compared to $1.6 million for the same period last year.  Abaxis paid $2.3 million in cash dividends to shareholders during the third quarter of fiscal 2015.

During the third quarter of fiscal 2015, Abaxis entered into a Share Purchase Agreement with Quality Clinical Reagents Limited and Trio Diagnostics (Ireland) Ltd (“QCR and Trio”), both based in the United Kingdom pursuant to which, on November 17, 2014, Abaxis acquired 100% of the outstanding stock of QCR and Trio for an aggregate purchase price of approximately $6.5 million, of which $2.3 million will be payable in fiscal years 2016 through 2017.  QCR and Trio are distributors of laboratory instrumentation and consumables to the veterinary profession in the United Kingdom.  In connection with the acquisition, Abaxis recorded $1.6 million in intangible assets, consisting primarily of customer relationships, and $103,000 in goodwill.

Clint Severson, chairman, president and chief executive officer of Abaxis, said, “The third quarter of fiscal 2015 was very strong with significant double-digit revenue increases over last year’s comparable quarter in both our veterinary and medical markets.  For the second consecutive quarter, we achieved the highest quarterly revenue total in the history of the company, $59.5 million, representing a 46% increase compared to last year’s third fiscal quarter.  For our third fiscal quarter, medical market revenues increased 51% and veterinary market revenues increased 46%, both compared to last year’s third fiscal quarter.  Net income increased 83% to $5.9 million and diluted earnings per share increased 86% to $0.26 during the third quarter of fiscal 2015, both compared to last year’s third fiscal quarter.  We are pleased with the overall financial results.”

“From an operational standpoint, we are particularly pleased with the traction that has been achieved by our distribution partners in the medical and veterinary markets,” continued Mr. Severson.  “While I believe that we benefited to some extent in Piccolo medical market placements by the recent developments surrounding Ebola, Abbott, our distribution partner, has made substantial quarter-over-quarter progress in developing new customers and placing instruments in medical institutions throughout the United States.  On the veterinary side of the business, execution on our initiatives to drive sales with our strategic distribution partners continued to contribute positively. ”

Mr. Severson concluded, “Given the results of the first three quarters of fiscal 2015, we are well positioned to conclude the year on a strong note.  Our distribution partners are doing a great job of broadly embedding our leading-edge products and technologies within the medical and veterinary communities.  We continue to maintain a solid financial foundation with cash, cash equivalents and investments of $133.1 million at December 31, 2014.  We are committed to operating effectively and efficiently as we close out fiscal 2015 and we move into fiscal 2016 and beyond.  We remain well positioned as a worldwide leader in providing state-of-the-art point-of-care diagnostic solutions for healthcare professionals in both the veterinary and medical markets.”

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, January 29, 2015.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10058425, through February 4, 2015.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia, Ehrlichia and Lyme disease.  Abaxis, through its AVRL division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide.  For more information, visit http://www.abaxis.com.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to the transition of its U.S. medical sales to Abbott, potential excess inventory levels and inventory imbalances at the company’s distributors, losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties and risks related to condition of the United States economy.  Readers should also refer to the section entitled “Risk Factors” in Abaxis’ annual report on Form 10-K, recent quarterly reports on Form 10-Q and Abaxis’ other periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$59,502	$40,810	$160,922	$129,830
Cost of revenues	30,335	21,477	79,451	67,733
Gross profit	29,167	19,333	81,471	62,097
Operating expenses:
Research and development	3,585	3,596	11,764	10,187
Sales and marketing	11,656	8,706	32,710	28,636
General and administrative	4,770	2,408	11,475	8,316
Total operating expenses	20,011	14,710	55,949	47,139
Income from operations	9,156	4,623	25,522	14,958
Interest and other income (expense), net	(197)	235	(595)	1,146
Income before income tax provision	8,959	4,858	24,927	16,104
Income tax provision	3,074	1,636	8,927	5,657
Net income	$5,885	$3,222	$16,000	$10,447

Net income per share:
Basic net income per share	$0.26	$0.14	$0.71	$0.47
Diluted net income per share	$0.26	$0.14	$0.70	$0.46
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,533	22,271	22,483	22,269
Weighted average common shares outstanding - diluted	22,756	22,500	22,717	22,572
Cash dividends declared per share	$0.10	$-	$0.30	$-

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31,	March 31,
	2014	2014
Current assets:
Cash and cash equivalents	$89,770	$73,589
Short-term investments	19,508	29,102
Receivables, net	31,361	29,227
Inventories	33,742	26,978
Prepaid expenses and other current assets	5,149	2,452
Net deferred tax assets, current	7,241	4,464
Total current assets	186,771	165,812
Long-term investments	23,834	18,491
Investment in unconsolidated affiliate	2,720	2,646
Property and equipment, net	29,602	27,176
Intangible assets, net	2,031	1,624
Net deferred tax assets, non-current	1,293	1,557
Other assets	248	74
Total assets	$246,499	$217,380

Current liabilities:
Accounts payable	$8,556	$6,111
Accrued payroll and related expenses	8,047	4,654
Accrued taxes	996	1,144
Other accrued liabilities	10,213	3,095
Deferred revenue	1,273	1,208
Warranty reserve	1,410	1,047
Total current liabilities	30,495	17,259
Non-current liabilities:
Deferred revenue	3,411	4,035
Warranty reserve	1,497	821
Net deferred tax liabilities	311	-
Notes payable, less current portion	505	581
Other non-current liabilities	1,923	768
Total non-current liabilities	7,647	6,205
Total liabilities	38,142	23,464
Shareholders' equity:
Common stock	129,813	124,603
Retained earnings	78,566	69,318
Accumulated other comprehensive loss	(22)	(5)
Total shareholders' equity	208,357	193,916
Total liabilities and shareholders' equity	$246,499	$217,380

The following table presents our calculation of operating income per share for the three and nine months ended December 31, 2014 and 2013.

Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Income from operations	$9,156	$4,623	$25,522	$14,958

Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,533	22,271	22,483	22,269
Weighted average common shares outstanding - diluted	22,756	22,500	22,717	22,572

Operating income per share - basic	$0.41	$0.21	$1.14	$0.67
Operating income per share - diluted	$0.40	$0.21	$1.12	$0.66

The following table presents our revenues by source for the three and nine months ended December 31, 2014 and 2013.

Revenues by Geographic Region and Customer Group
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Revenues by Geographic Region	2014	2013	2014	2013
North America	$49,027	$31,801	$131,878	$103,773
International	10,475	9,009	29,044	26,057
Total revenues	$59,502	$40,810	$160,922	$129,830

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Revenues by Customer Group	2014	2013	2014	2013
Medical Market	$11,846	$7,850	$26,707	$21,065
Veterinary Market	46,865	32,207	131,800	106,493
Other	791	753	2,415	2,272
Total revenues	$59,502	$40,810	$160,922	$129,830